Exhibit 99.3

Schedule Identifying Series E Convertible Preferred Stock Purchase Agreements Omitted

Columbia Laboratories, Inc. (the “Company”) has filed a copy of the Preferred Stock Purchase Agreement, dated as of May 10, 2005, among the Company, Perry Partners, L.P. and Perry Partners International, Inc. (the “Perry Purchase Agreement”) as Exhibit 10.56 to the Current Report on Form 8-K to which this Exhibit 99.3 is filed as an exhibit (the “Form 8-K”).

In accordance with Instruction 2 to Item 601 of Regulation S-K under the Securities Act of 1933, as amended, the Company has not filed copies of the following agreements as exhibits to the Form 8-K because such agreements are substantially identical in all material respects to the Perry Purchase Agreement:

1. Preferred Stock Purchase Agreement, dated as of May 10, 2005, among the Company, Knott Partners, LP, Matterhorn Offshore Fund Ltd., Common Fund Hedged Equity Co., Shoshone Partners, LP and ANNO, LP (the “Knott Purchase Agreement”).

2. Preferred Stock Purchase Agreement, dated as of May 10, 2005, among the Company, Harvest Capital, LP, New Americans, L.L.C., Harvest AA Capital, LP, CL Harvest, LLC and Harvest Offshore Investors, Ltd. (the “Harvest Purchase Agreement”).

The Knott Purchase Agreement differs from the Perry Purchase Agreement in that the aggregate purchase price for the shares of Series E Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), paid pursuant to the Perry Purchase Agreement was $3,500,000, and 35,000 shares of Series E Preferred Stock were sold by the Company thereunder, whereas the aggregate purchase price for the shares of Series E Preferred Stock paid pursuant to the Knott Purchase Agreement was $2,400,000, and 24,000 shares of Series E Preferred Stock were sold by the Company thereunder. The Perry Purchase Agreement was executed by each of Perry Partners, L.P. and Perry Partners International, Inc., whereas the Knott Purchase Agreement was executed by each of the entities identified in paragraph 1 above.

The Harvest Purchase Agreement differs from the Perry Purchase Agreement in that the aggregate purchase price for the shares of Series E Preferred Stock paid pursuant to the Harvest Purchase Agreement was $1,000,000, and 10,000 shares of Series E Preferred Stock were sold by the Company thereunder. The Harvest Purchase Agreement was executed by each of the entities identified in paragraph 2 above.